EXHIBIT 99.1

Tech Data Corporation Reports Fourth-Quarter and Fiscal Year 2013 Results

CLEARWATER, Fla., March 4, 2013 (GLOBE NEWSWIRE) -- Tech Data Corporation (Nasdaq:TECD), a leading distributor of IT products, today announced results for the fourth quarter and fiscal year ended January 31, 2013.

Results At A Glance(1)
($ in millions, except per share amounts)	Three months ended January 31, 2013	Three months ended January 31, 2012	Fiscal year ended January 31, 2013	Fiscal year ended January 31, 2012
Net sales	$7,463.4	$7,112.6	$25,361.0	$26,488.1

Operating income (GAAP)	$93.5	$83.8	$303.2	$327.9
Operating income (Non-GAAP)	$93.5	$112.1	$303.2	$356.2

Operating income margin (GAAP)	1.25%	1.18%	1.20%	1.24%
Operating income margin (Non-GAAP)	1.25%	1.58%	1.20%	1.34%

Net income attributable to shareholders of Tech Data Corporation (GAAP)	$82.5	$54.1	$214.6	$206.4

Net income attributable to shareholders of Tech Data Corporation (Non-GAAP)	$56.6	$73.3	$188.6	$225.6

Net income per diluted share attributable to shareholders of Tech Data Corporation (GAAP)	$2.17	$1.29	$5.48	$4.66
Net income per diluted share attributable to shareholders of Tech Data Corporation (Non-GAAP)	$1.48	$1.75	$4.81	$5.09
(1) Please refer to the GAAP to Non-GAAP Reconciliation that is contained in the attached financial summary.
This information is also available on the Investor Relations section of Tech Data's website at www.techdata.com.

Net sales for the fourth quarter ended January 31, 2013, were $7.5 billion, an increase of 5 percent from $7.1 billion in the prior-year fourth quarter. The translation of foreign currencies against the U.S. dollar had a minimal impact on the year-over-year net sales comparison. In the first quarter of fiscal 2013, the company prospectively revised its presentation of sales of vendor warranty services and certain fulfillment contracts such that they are now reflected on an agency basis as net fees as opposed to net sales and cost of products sold. These items would have contributed approximately $240 million of net sales in the fourth quarter, which negatively impacted the year-over-year net sales comparison by approximately 3 percentage points. This change had no impact on gross profit dollars, operating income dollars, net income dollars or earnings per share for any period reported, but positively impacted the gross margin and operating margin percentages in the fourth quarter of fiscal 2013 by approximately 16 and 4 basis points, respectively. In addition, the SDG acquisition, which closed November 1, 2012, contributed approximately $623 million to fourth quarter fiscal 2013 sales. Also included in prior year net sales is approximately $20 million related to the in-country operations of Brazil and Colombia, which the company exited at the end of fiscal 2012. Excluding the impact of the above factors, net sales were flat year-over-year.

Operating income for the fourth quarter was $93.5 million or 1.25 percent of net sales. This compared to operating income of $83.8 million or 1.18 percent of net sales in the prior-year fourth quarter. Excluding the loss on disposal of subsidiaries, non-GAAP operating income for the fourth quarter of fiscal 2012 was $112.1 million or 1.58% of net sales. The year-over-year decline in operating income is attributable primarily to a lower gross margin resulting from product mix, combined with higher expenses related to SDG.

Fourth-quarter net income attributable to shareholders of Tech Data Corporation was $82.5 million or $2.17 per diluted share compared to $54.1 million or $1.29 per diluted share in the prior-year period. Results for the fourth quarter of fiscal 2013 include a net benefit of approximately $26.0 million, or $0.69 per diluted share for the release of a deferred tax valuation allowance in the European region. Excluding the net benefit, non-GAAP net income for the fourth quarter of fiscal 2013 was $56.6 million or $1.48 per diluted share. Results for the fourth quarter of fiscal 2012 included a $28.3 million charge, or $0.46 per diluted share for the loss on disposal of subsidiaries related to the company's decision to exit its operations in Brazil and Colombia. Excluding the loss on disposal of subsidiaries, non-GAAP net income for the fourth quarter of fiscal 2012 was $73.3 million, or $1.75 per diluted share.

 "Our fourth-quarter and fiscal 2013 results reflect both a dynamic and a challenging year for Tech Data," said Robert M. Dutkowsky, chief executive officer, Tech Data Corporation. "After a strong performance in fiscal 2012, we entered the year against a backdrop of continued economic uncertainty and a cautious IT spending environment. As the year progressed, we faced what is arguably one of the IT industry's most rapid product mix shifts - away from higher-margin products such as servers, to lower-margin products such as tablets, mobile phones and software, as well as a shift in our vendor concentration. Adding to the disruption, the implementation of certain modules of our SAP system in the U.S. caused us to lose some market share. All of this combined resulted in non-GAAP earnings for the quarter and the fiscal year that came in below our expectations and the prior year. However, despite the macro-economic, industry and company-specific headwinds we faced in fiscal 2013, investments we made in strategic acquisitions, vendor relationships, and system enhancements further strengthen and better-position Tech Data for the future."

Fourth-Quarter Financial Highlights

  Net sales in the Americas (including North America and South America) were $2.6 billion (35 percent of worldwide net sales), a decrease of 6 percent from the prior-year fourth quarter. The change in presentation of vendor warranty services and certain fulfillment contracts reduced the Americas' fourth-quarter fiscal 2013 net sales by approximately $102 million. Included in the Americas' prior year net sales is approximately $20 million related to the in-country operations of Brazil and Colombia, which the company exited at the end of fiscal 2012. Excluding the impact of these factors, as well as the translation effect of certain foreign currencies, the Americas' net sales decreased 2 percent. This decrease was attributable to general market conditions and the loss of some market share in the U.S. following the implementation of certain SAP modules during the second quarter.
  Net sales in Europe totaled $4.9 billion (65 percent of worldwide net sales), an increase of 12 percent (an increase of 13 percent in euros), from the prior-year fourth quarter. The change in presentation of vendor warranty services and certain fulfillment contracts reduced Europe's fourth-quarter fiscal 2013 net sales by approximately $137 million (approximately 105 million euros). Sales related to the SDG acquisition contributed approximately $623 million (approximately 476 million euros) to fourth quarter fiscal 2013 sales. Excluding the impact of these factors, Europe's net sales increased 2 percent in euros and in U.S. dollars after the translation effect of certain foreign currencies.
  Gross margin was 5.09 percent compared to 5.27 percent in the prior-year fourth quarter. The change in presentation of vendor warranty services and certain fulfillment contracts increased gross margin by approximately 16 basis points. The decrease in gross margin was primarily attributable to a higher mix of lower-margin mobile phone, tablet and software sales in the quarter, as well as the continuing effects from the company's implementation of certain SAP modules in the U.S. during the second quarter.
  Selling, general and administrative expenses (SG&A) were $286.4 million or 3.84 percent of net sales compared to $291.1 million, or 4.09 percent of net sales in the prior-year fourth quarter. The change in presentation of vendor warranty services and certain fulfillment contracts increased SG&A as a percentage of sales in the fourth quarter of fiscal 2013 by approximately 12 basis points. Excluding the $28.3 million charge for the loss on disposal of subsidiaries, non-GAAP SG&A for the fourth quarter of fiscal 2012 was $262.8 million, or 3.70 percent of net sales. The increase in SG&A was primarily attributable to expenses related to SDG.
  The Americas region's operating income for the fourth quarter was $38.3 million or 1.48 percent of net sales compared to $26.7 million or 0.97 percent of net sales in the prior-year fourth quarter. Excluding the $28.3 million charge for the loss on disposal of subsidiaries, non-GAAP operating income in the Americas for the fourth quarter of fiscal 2012 was $55.0 million, or 2.01 percent of net sales. The change in presentation of vendor warranty services and certain fulfillment contracts increased the Americas' operating income as a percent of net sales in the fourth quarter of fiscal 2013 by approximately 5 basis points. The year-over-year decline is primarily attributable to a higher mix of lower margin products and the continuing effects from the company's implementation of certain SAP modules in the U.S. during the second quarter.
  The European region's operating income for the fourth quarter was $58.8 million or 1.20 percent of net sales compared to $59.8 million or 1.37 percent of net sales in the prior-year fourth quarter. The change in presentation of vendor warranty services and certain fulfillment contracts increased Europe's operating income as a percent of net sales in the fourth quarter of fiscal 2013 by approximately 3 basis points. The year-over-year decline is primarily attributable to a higher mix of lower-margin products and higher expenses related to SDG.
  Stock-based compensation expense is not included in the regional segment reporting results. These expenses are presented as a separate line item in the company's segment reporting (see "Supplementary Information" table attached). Stock-based compensation expense for the fourth quarter was $3.6 million, compared to $2.7 million in the prior-year fourth quarter.

Fiscal-Year Results

Net sales for the fiscal year ended January 31, 2013, were $25.4 billion, a decrease of 4 percent from $26.5 billion for the fiscal year ended January 31, 2012. The weakening of certain foreign currencies against the U.S. dollar negatively impacted the year-over-year fiscal year net sales comparison by approximately 4 percentage points. The change in presentation of vendor warranty services and certain fulfillment contracts reduced net sales for the fiscal year ended January 31, 2013 by approximately $846 million. This change had no impact on gross profit dollars, operating income dollars, net income dollars or earnings per share for any period reported, but positively impacted the gross margin and operating income margin percentages for the fiscal year by approximately 16 and 4 basis points, respectively.  The acquisition of SDG contributed approximately $623 million (approximately 476 million euros) to fiscal year 2013 sales. Also, included in prior fiscal year net sales is approximately $274 million related to the in-country operations of Brazil and Colombia, which the company exited at the end of fiscal 2012. Excluding the impact of these factors, net sales increased 2 percent for the fiscal year.

Net sales in the Americas were $9.8 billion (39 percent of worldwide net sales), a decrease of 10 percent from $10.8 billion for the prior year period. The change in presentation of vendor warranty services and certain fulfillment contracts reduced the Americas' net sales for the fiscal year ended January 31, 2013 by approximately $401 million. Included in the Americas' net sales for the fiscal year ended January 31, 2012 is approximately $274 million related to the in-country operations of Brazil and Colombia, which the company exited at the end of fiscal 2012. Excluding the impact of these factors, as well as the translation effect of certain foreign currencies, the Americas' net sales for the fiscal year ended January 31, 2013 decreased 3 percent.

Net sales in Europe were $15.6 billion (61 percent of worldwide net sales), a decrease of 1 percent from $15.7 billion (an increase of 7 percent in euros), from the prior year. The change in presentation of vendor warranty services and certain fulfillment contracts reduced Europe's net sales for the fiscal year ended January 31, 2013 by approximately $445 million (approximately 345 million euros). In addition, the acquisition of SDG contributed approximately $623 million (approximately 476 million euros) to net sales for the fiscal year ended January 31, 2013. Excluding the impact of these factors, Europe's net sales increased 5 percent in euros and in U.S. dollars after the translation effect of certain foreign currencies.

For the fiscal year ended January 31, 2013, operating income was $303.2 million, or 1.20 percent of net sales, compared with operating income of $327.9 million, or 1.24 percent of net sales, in the prior-year period. Net income attributable to shareholders of Tech Data Corporation was $214.6 million, or $5.48 per diluted share, for the fiscal year ended January 31, 2013. This compared to net income attributable to shareholders of Tech Data Corporation of $206.4 million, or $4.66 per diluted share, in the prior-year period. Results for fiscal 2013 include a net benefit of approximately $26.0 million, or $0.67 per diluted share for the release of a deferred tax valuation allowance in the European region. Excluding this benefit, non-GAAP net income attributable to shareholders of Tech Data Corporation was $188.6 million, or $4.81 per diluted share. Excluding the $28.3 million charge for the loss on disposal of subsidiaries, non-GAAP net income attributable to shareholders of Tech Data Corporation for the fiscal year ended January 31, 2012 was $225.6 million, or $5.09 per diluted share.

Business Outlook

For the first quarter of fiscal year 2014, on a reported basis, the company expects high single-digit year-over-year sales growth. On a regional basis, the company expects flat year-over-year sales in the Americas and in Europe in euros, excluding SDG. The company estimates the average U.S. dollar to euro currency exchange rate to be $1.28 to €1.00 for fiscal year 2014.

Webcast Details

Tech Data will discuss its fourth-quarter results on a conference call today at 9:00 a.m. (ET). A webcast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com/investor. The webcast will be available for replay for three months.

Non-GAAP Financial Information

The non-GAAP data contained in this release is included with the intention of providing investors a more complete understanding of our operational results and trends, but should only be used in conjunction with results reported in accordance with Generally Accepted Accounting Principles ("GAAP"). Non-GAAP measures presented in this release or other releases, presentations and similar documents issued by the company, exclude restructuring charges, certain consulting costs, impairment charges, certain changes in valuation allowances for certain deferred tax assets, extraordinary gains or losses and other infrequent or unusual items. A detailed reconciliation of the adjustments between results calculated using GAAP and non-GAAP in this release is contained in the attached financial summary. This information is also available for review on the Investor Relations section of Tech Data's website at www.techdata.com/investor.

Cautionary Statement

Certain matters discussed in this news release are forward-looking statements, based on the company's current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: global economic and political instability, competition, narrow margins, dependence on information systems, acquisitions and divestitures, exposure to natural disasters, war and terrorism, dependence on independent shipping companies, impact of policy changes, labor strikes, risk of declines in inventory value, product availability, vendor terms and conditions, loss of significant customers, customer credit exposure, need for liquidity and capital resources, fluctuations in interest rates, foreign currency exchange rates, exposure to foreign markets, international operations, changes in income tax and other regulatory legislation, potential adverse effects of litigation or regulatory enforcement action, changes in accounting rules, and the volatility of common stock price. Additional discussion of these and other factors affecting the company's business and prospects is contained in the company's periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company's Investor Relations website at www.techdata.com. All information in this release is as of March 4, 2013. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company's expectations.

About Tech Data

Tech Data Corporation (Nasdaq:TECD) is one of the world's largest wholesale distributors of technology products. Its advanced logistics capabilities and value added services enable 120,000 resellers in more than 100 countries to efficiently and cost effectively support the diverse technology needs of end users.  Tech Data generated $25.4 billion in net sales for the fiscal year ended January 31, 2013 and is ranked 109th on the Fortune 500®.  To learn more, visit www.techdata.com.

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

	Three months ended		Fiscal year ended
	January 31,		January 31,
	2013	2012	2013	2012
	(UNAUDITED)		(UNAUDITED)
Net sales	$ 7,463,400	$ 7,112,552	$ 25,361,017	$ 26,488,124
Cost of products sold	7,083,520	6,737,608	24,051,415	25,094,133
Gross profit	379,880	374,944	1,309,602	1,393,991
Selling, general and administrative expenses	286,350	291,113	1,006,377	1,066,133
Operating income	93,530	83,831	303,225	327,858
Interest expense	7,691	6,235	18,541	31,343
Other expense, net	2,503	311	7,069	1,193
Income before income taxes	83,336	77,285	277,615	295,322
Provision for income taxes	794	18,076	56,240	78,474
Consolidated net income	82,542	59,209	221,375	216,848
Net income attributable to noncontrolling interest	--	(5,140)	(6,785)	(10,452)
Net income attributable to shareholders of Tech Data Corporation	$ 82,542	$ 54,069	$ 214,590	$ 206,396

Net income per common share attributable to shareholders of Tech Data Corporation:
Basic	$ 2.18	$ 1.31	$ 5.52	$ 4.72
Diluted	$ 2.17	$ 1.29	$ 5.48	$ 4.66
Weighted average common shares outstanding:
Basic	37,790	41,217	38,871	43,749
Diluted	38,091	41,865	39,180	44,327

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands)

	January 31,	January 31,
	2013	2012
ASSETS	(UNAUDITED)
Current assets:
Cash and cash equivalents	$ 392,132	$ 505,178
Accounts receivable, net	3,262,751	2,871,243
Inventories	2,132,760	1,802,976
Prepaid expenses and other assets	343,425	202,505
Total current assets	6,131,068	5,381,902
Property and equipment, net	84,220	88,595
Other assets, net	590,965	314,921
Total assets	$ 6,806,253	$ 5,785,418

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$ 3,603,038	$ 3,042,809
Accrued expenses and other liabilities	588,766	551,280
Revolving credit loans and current maturities of long-term debt	164,341	48,490
Total current liabilities	4,356,145	3,642,579
Long-term debt	354,458	57,253
Other long-term liabilities	118,020	83,438
Total liabilities	4,828,623	3,783,270
Equity attributable to shareholders of Tech Data Corporation	1,977,630	1,973,823
Noncontrolling interest	--	28,325
Total equity	1,977,630	2,002,148
Total liabilities and equity	$ 6,806,253	$ 5,785,418

TECH DATA CORPORATION AND SUBSIDIARIES
SUPPLEMENTARY INFORMATION (UNAUDITED)
($'s in thousands)

	Three months ended January 31, 2013		Three months ended January 31, 2012
Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$38,291	1.48%	$26,736.97%
Europe	58,812	1.20%	59,825	1.37%
Stock-based compensation	(3,573)	(.05)%	(2,730)	(.04)%
Worldwide total	$93,530	1.25%	$83,831	1.18%

	Three months ended January 31, 2013		Three months ended January 31, 2012
Non-GAAP Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$38,291	1.48%	$55,030	2.01%
Europe	58,812	1.20%	59,825	1.37%
Stock-based compensation	(3,573)	(.05)%	(2,730)	(.04)%
Worldwide total	$93,530	1.25%	$112,125	1.58%

	Three months ended January 31, 2013		Three months ended January 31, 2012
GAAP to Non-GAAP Reconciliation of Americas Operating Income	Operating Income	Operating Margin	Operating Income	Operating Margin
GAAP operating income	$38,291	1.48%	$26,736.97%
Loss on disposal of subsidiaries (1)	--	--	28,294	1.03%
Non-GAAP Americas operating income	$38,291	1.48%	$55,030	2.01%

(1) Loss on disposal of subsidiaries relates to the exit of the company's operations in Brazil and Colombia.

TECH DATA CORPORATION AND SUBSIDIARIES
SUPPLEMENTARY INFORMATION (UNAUDITED) CONTINUED
($'s in thousands)

	Fiscal year ended January 31, 2013		Fiscal year ended January 31, 2012
Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$ 152,637	1.56%	$ 174,882	1.61%
Europe	164,489	1.06%	163,675	1.05%
Stock-based compensation	(13,901)	(.05)%	(10,699)	(.04)%
Worldwide total	$ 303,225	1.20%	$ 327,858	1.24%

	Fiscal year ended January 31, 2013		Fiscal year ended January 31, 2012
Non-GAAP Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$ 152,637	1.56%	$ 203,176	1.87%
Europe	164,489	1.06%	163,675	1.05%
Stock-based compensation	(13,901)	(.05)%	(10,699)	(.04)%
Worldwide total	$ 303,225	1.20%	$ 356,152	1.34%

	Fiscal year ended January 31, 2013		Fiscal year ended January 31, 2012
GAAP to Non-GAAP Reconciliation of Americas Operating Income (Loss)	Operating Income	Operating Margin	Operating Income	Operating Margin
GAAP operating income (loss)	$ 152,637	1.56%	$ 174,882	1.61%
Loss on disposal of subsidiaries (1)	--	--	28,294.26%
Non-GAAP Americas operating income	$ 152,637	1.56%	$ 203,176	1.87%

(1) Loss on disposal of subsidiaries relates to the exit of the company's operations in Brazil and Colombia.

TECH DATA CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION (UNAUDITED)
(In thousands, except per share amounts)

	Three months ended		Fiscal year ended
	January 31,		January 31,
Operating Income	2013	2012	2013	2012
GAAP operating income	$ 93,530	$ 83,831	$ 303,225	$ 327,858
Loss on disposal of subsidiaries (1)	--	28,294	--	28,294
Non-GAAP operating income	$ 93,530	$ 112,125	$ 303,225	$ 356,152

Net Income
GAAP net income	$ 82,542	$ 54,069	$ 214,590	$ 206,396
Loss on disposal of subsidiaries (1)	--	28,294	--	28,294
Tax effect on loss of disposal of subsidiaries	--	(9,073)	--	(9,073)
Deferred tax asset valuation allowance	(25,988)	--	(25,988)	--
Non-GAAP net income	$ 56,554	$ 73,290	$ 188,602	$ 225,617

Net Income per Diluted Share
GAAP net income per share	$ 2.17	$ 1.29	$ 5.48	$ 4.66
Loss on disposal of subsidiaries (1)	--	0.68	--	0.64
Tax effect on loss of disposal of subsidiaries	--	(0.22)	--	(0.21)
Deferred tax asset valuation allowance	(.69)	--	(.67)	--
Non-GAAP net income per diluted share	$ 1.48	$ 1.75	$ 4.81	$ 5.09
Weighted average common shares outstanding
Diluted	38,091	41,865	39,180	44,327

(1) Loss on disposal of subsidiaries relates to the exit of the company's operations in Brazil and Colombia.

Return on Invested Capital (ROIC)
($'s in millions)

	Twelve months ended	Twelve months ended
	January 31, 2013	January 31, 2012
Net Operating Profit After Tax (NOPAT):
Operating Income(1)	$ 303	$ 356
Tax Provision (2)	89	96
NOPAT(1)(2)	$ 214	$ 260

Average Invested Capital:
Short-term debt (5-qtr average)	$ 70	$ 348
Long-term debt (5-qtr average)	175	61
Shareholders' Equity (5-qtr average)	1,940	2,133
Total average capital	2,185	2,542
Less: Cash (5-qtr average)	(428)	(719)
Average invested capital less average cash	$ 1,757	$ 1,823
ROIC	12%	14%

(1) Excludes a $28.3 million charge recorded in Q4 FY'12 for loss on disposal of subsidiaries related to the company's exit of its operations in Brazil and Colombia.
(2) Excludes a net benefit of $26.0 million recorded in Q4 FY'13 for the release of a deferred tax valuation allowance in the European region.
CONTACT: Jeffery P. Howells, Executive Vice President
         and Chief Financial Officer
         727-538-7825 (jeff.howells@techdata.com)
         or
         Arleen Quinones, Director, Investor Relations
         and Shareholder Services
         727-532-8866 (arleen.quinones@techdata.com)